Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-187974, No. 333-213966 and No. 333-218243 on Form S-8 of Medifast, Inc. of our reports dated March 16, 2018, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Medifast Inc., appearing in the Annual Report on Form 10-K of Medifast, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Baltimore, Maryland

March 16, 2018